For Immediate News Release
December 30, 1998

            MISSION WEST PROPERTIES RECEIVES SHAREHOLDER APPROVAL;
                            COMPLETES REORGANIZATION


CUPERTINO, CA - MISSION WEST PROPERTIES (AMEX/PCX:MSW) Effective July 1, 1998, Mission West Properties (the "Company") became the sole general partner and acquired approximately 12.11% of the total partnership interests in each of four existing limited partnerships (collectively the "Operating Partnerships") which own leased commercial R&D buildings, substantially all of which were previously owned or controlled by Carl E. Berg, Chairman, President and CEO of the Company, and certain of his affiliates.

On December 28, 1998, the Company's shareholders approved or ratified all of the following transactions:

o A private placement of 6,495,058 shares of the Company's Common Stock for $4.50 per share to a group of accredited investors.

o Ratification of the Company's becoming the sole general partner and acquiring approximately 12.11% of the total partnership interests in the Operating Partnerships and to approve other related matters.

o Approval of the issuance of up to 93,398,705 shares of Common Stock issuable upon the redemption or exchange of 93,398,705 units of limited partnership interests held by or issuable to the limited partners in the four limited partnerships, including 33,919,072 units issuable upon the acquisition of certain pending development projects from Mr. Berg and certain of his affiliates.

o Approval of the acquisition by the Company of the right to acquire, through the Operating Partnership, certain commercial R&D pending building developments consisting of approximately 1.02 million rentable square feet from Mr. Berg and certain of his affiliates, and the acquisition of an option with respect to future developments on land currently held by Mr. Berg and certain of his affiliates.

o Approval of the reincorporation of the Company under the laws of the State of Maryland through a merger with Mission West Properties, Inc., a Maryland corporation, a newly formed wholly owned subsidiary of the Company.

The Company has completed the sale of 6,495,058 shares of Common Stock, no par value, to accredited investors and has received total cash proceeds of approximately $28,328,000. All of the proceeds of the sale of the Common Stock have been used to repay principal owed by the Company under four demand notes payable to the Operating Partnerships.





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On December 29, 1998 the Company entered into the following agreements:

o Exchange Rights Agreement with all of the existing limited partners in the Operating Partnerships.

o Pending Projects Acquisition Agreement with Mr. Berg and certain of his affiliates.

o Berg Land Holdings Option Agreement with Mr. Berg and certain of his affiliates.

Also, on December 30, 1998, the Company merged into its wholly owned subsidiary, Mission West Properties, Inc., and thereby reincorporated under the laws of the State of Maryland. Existing stock certificates held by the Company's stockholders will continue to represent shares of Common Stock, par value $0.001, of the new corporation and stockholders do not need to submit them in exchange.

Separately, the Company's management has determined with its tax advisors that neither the Company nor its stockholders will derive significant benefits from an election to become a real estate investment trust ("REIT") for federal and state income tax purposes with respect to the Company's tax year ended December 31, 1998. Instead, the Company will elect REIT status for its 1999 tax year.

Additionally, the Company has chosen not to declare any dividends payable to holders of the Company's Common Stock for the year ending December 31, 1998. The Company's outside directors consist of John Bolger, Lawrence Helzel and William Hasler. Mr. Bolger is a private investor and former CFO of Cisco Systems. Mr. Helzel, a private investor, is a member of the Pacific Stock Exchange and serves as a director for Pacific Gateway Properties, a publicly traded real estate company. Mr. Hasler is a former Dean of the Haas School of Business, University of California, Berkeley and is currently Co-CEO of Aphton Corporation, a publicly trades bio-pharmaceutical company.

The Board of Directors has established an Audit Committee, whose current members are John Bolger and William Hasler, a Compensation Committee whose current members are John Bolger and Lawrence Helzel, and an Independent Directors Committee, who current members are John Bolger, Lawrence Helzel and William Hasler.

Bradley Perkins, Vice President and General Counsel, will resign from the Company effective January 8, 1999 to return to the semi-conductor industry. At this time, the Company does not plan to replace Mr. Perkins, and instead, will utilize outside counsel.

Mission West Properties intends to operate as a self-managed, self-administered and fully integrated REIT engaged in the management, leasing, marketing, development and acquisition of commercial R & D properties, primarily located in the Silicon Valley portion of the San Francisco Bay Area. Currently, the Company manages 71 properties totaling approximately 4.51 million square feet. For additional information, please contact Marianne K. Aguiar, VP of Finance and Controller at 408-725-0700.


THE MATTERS DESCRIBED HEREIN CONTAIN FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "ANTICIPATE" OR SIMILAR WORDS. FORWARD-LOOKING STATEMENTS INVOLVE A NUMBER OF RISKS, UNCERTAINTIES OR OTHER FACTORS BEYOND THE COMPANY'S CONTROL WHICH MAY CAUSE MATERIAL DIFFERENCES IN ACTUAL RESULTS, PERFORMANCE OR OTHER EXPECTATIONS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, COMPLETION OF THE TRANSACTIONS DESCRIBED ABOVE, RECEIPT OF REQUIRED CONSENTS, ECONOMIC AND REAL ESTATE INDUSTRY CONDITIONS, LEASING RISK, ROLLOVER RISK, TENANT CREDIT RISK, INTEREST RATE RISK, PROJECT DUE DILIGENCE, SHAREHOLDER APPROVAL AND OTHER FACTORS DETAILED IN THE COMPANY'S REGISTRATION STATEMENTS, AND PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.